[Seal of
                               SECRETARY OF STATE
                                STATE OF NEVADA]

                                CORPORATE CHARTER

1. DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that HYPRID FUELS, INC., did on May 28, 1998, file in this office the original Articles of Incorporation; that said articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.


                         IN  WITNESS  WHEREOF,  I  have  hereunto  set  my
                         hand and affixed the Great Seal of State, at my office, In Carson City, Nevada, on  December  1,  1999.
[Seal  of  State
   of  Nevada]
                         /s/  Dean  Heller
                         Secretary  of  State

                         By:  /s/
                         Certification  Clerk